EXECUTIVE RETENTION AGREEMENT


         EXECUTIVE RETENTION AGREEMENT, dated this 24th day of February, 1997, between INTEGRAMED AMERICA, INC., a Delaware corporation, having its principal office at One Manhattanville Road, Purchase, New York 10577-2100 (the "Company"), and GLENN G. WATKINS, an individual residing at 13274 113th Ave. N., Largo, Florida 33774 (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Executive is a key executive of the Company and an integral part of its management; and

         WHEREAS, the Company recognizes that the possibility of a change in control of the Company may result in the departure or distraction of management to the detriment of the Company and its stockholders; and

         WHEREAS, in order to retain the Executive and to minimize any such potential distraction, the Company wishes to assure the Executive of fair severance as provided herein should the Executive's employment terminate in specified circumstances following a change in control of the Company.


         NOW, THEREFORE, in consideration of the Executive's continued employment with the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Definitions. The following terms as used in this Agreement shall have the following meanings:

         "Base Salary" shall mean the Executive's annual base salary, exclusive of any bonus or other benefits which the Executive may receive, at the rate in effect either immediately prior to the Termination Date or the date of the Change in Control, whichever is higher.

         "Bonus" shall mean the most recent annual cash bonus, if any, paid by the Company to the Executive either prior to the Termination Date or the date of the Change in Control, whichever is higher.

         "Change in Control" shall mean:

         (a) one or more changes in the aggregate composition of the Company's Board of Directors as a result of which individuals, who, as of the date hereof, constitute the Company's Board of Directors (the "Incumbent Board"), subsequently cease for any reason to constitute at least a majority of the Company's Board of Directors; provided, however, that any individual becoming a director of the Company subsequent to the date hereof, whose election, or nomination for election by the Company's stockholders, shall have been approved by a vote of at least a majority of the Directors then constituting the Incumbent Board shall be considered as though such individual is a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a- 11 of Regulation 14A under the Securities Exchange Act of 1934, as amended); or


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         (b) the  closing of the cash  acquisition  in the event the  Company is acquired  for cash in excess of Ten  Dollars  ($10.00)  per share of its  Common
Stock;

provided, however, in the case of subsections (a) and (b) immediately above, that if one or more events which would constitute or reasonably be deemed likely to cause or result in a "Change in Control" in accordance with the foregoing should occur, and the Executive shall be or shall have been a member of the Company's Board of Directors and shall have approved such event(s) either in writing or by vote at a meeting of the Board, then no "Change in Control" shall be deemed to have occurred for purposes of this Agreement.

         "Company" shall have the meaning set forth in the first paragraph of this Agreement.

         "Company's  Termination  Notice"  shall have the  meaning  set forth in
Section 9 hereof.

         "Executive" shall have the meaning set forth in the first paragraph of this Agreement.

         The Executive's employment shall be deemed to be terminated by the Company "For Cause" during a Standstill Period if the Company shall terminate the Executive's employment during the Standstill Period for any one or more of the following grounds in accordance with the procedural requirements of Section 8 hereof and the notice requirements of Section 9(a)(i) hereof:

              (i) if the Executive is indicted for committing a felony or a decision or determination is rendered by any court or governmental authority that the Executive has committed any act involving fraud, dishonesty, breach of trust or moral turpitude;

              (ii) if the Executive willfully breaches the Executive's duty of loyalty to, or commits an act of fraud or dishonesty upon, the Company;

              (iii) if the Executive demonstrates gross negligence or willful misconduct;

              (iv) if, in the reasonable, good faith opinion of a majority of the Company's whole Board of Directors (excluding the Executive if the Executive shall then be a director of the Company), the Executive engages in personal misconduct of such a material nature as to render the Executive's presence as an executive officer of the Company detrimental to the Company or its reputation and the Executive fails to cure the same within five (5) days after prior notice thereof from the Company;

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              (v) if the Executive commits a material breach of or default under any of the Executive's employment duties, and the Executive fails to cure such breach or default within ten (10) days after prior written notice thereof from the Company; or

              (vi) if the Executive commits a material breach of, or default under, any non- disclosure, confidentiality, non-competition, non-enticement of employees (including any non- solicitation, non-employment, non-retention or non-engagement of employees) or similar agreement, obligation or covenant heretofore or hereafter entered into with or for the benefit of the Company.

         "Good Reason" shall have the meaning set forth in Section 5 below.

         "Incumbent Board" shall have the meaning set forth above under the definition of the term "Change in Control".

         "ISOs" shall mean any and all incentive stock options of the Executive to purchase shares of Common Stock of the Company pursuant to the Stock Option Agreement and the Stock Option Plan.

         "Permanent Disability" shall have the meaning set forth in the long-term disability insurance policy or policies then maintained by the Company for the benefit of its employees, or if no such policy shall then be in effect, or if more than one such policy shall then be in effect in which the term "permanent disability" shall be assigned different definitions, then the term "Permanent Disability" shall be defined for purposes hereof to mean any physical or mental disability or incapacity which renders the Executive incapable of fully performing the services required of the Executive in accordance with the Executive's obligations to the Company for a period of 120 consecutive days or for shorter periods aggregating 120 days during any twelve-month period.


         "Qualifying Termination" shall have the meaning set forth in Section 2 hereof.

         "Severance" shall have the meaning set forth in Section 2 below.

         "Standstill   Period"   shall  mean  the  eighteen  (18)  month  period
commencing on the date of a Change in Control.

         "Stock Option Agreement" shall mean the Stock Option Agreement or Stock Option Agreements, as the case may be, between the Company and the Executive, set forth on Schedule A hereto.

         "Stock Option Plan" shall mean the Company's 1992 Incentive and Non-Incentive Stock Option Plan.

         "Stub Bonus Period" shall have the meaning set forth in Section 2(a)(B) hereof.


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         "Tax Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor Federal tax law.

         "Termination Date" shall mean the date during the Standstill Period on which the Executive's employment is terminated.

         The Executive's employment shall be deemed to be terminated by the Company "Without Cause" during a Standstill Period if the Company shall terminate the Executive's employment during the Standstill Period other than For Cause (and other than for death or Permanent Disability) in accordance with the notice requirements of Section 9(a)(ii) hereof.

         2. Qualifying Termination of Employment.

              (a) In the event that (i) there is a Change in Control, and (ii) during the Standstill Period either (1) the Company terminates the Executive's employment Without Cause, or (2) the Executive terminates such employment for Good Reason, then, and only then, such events (i) and (ii), collectively, shall be deemed for purposes of this Agreement to constitute a "Qualifying Termination", which, in turn, shall entitle the Executive to be paid by the Company (or otherwise receive from the Company, as the case may be) the severance payments and benefits (collectively, the "Severance") set forth in, and in accordance with the provisions of, Section 3 hereof, together with:

                  (A) An amount, to be paid in one lump sum within thirty (30) days of the Termination Date, equal to the accrued but unpaid portion of the Executive's Base Salary through the Termination Date; and

                  (B) An amount, to be paid within thirty (30) days after the earliest date following the Termination Date that the same may reasonably be calculated, equal to the greater of: (x) the pro-rata portion of the amount the Executive would have earned (notwithstanding the termination of the Executive's employment) as the Executive's cash bonus, if any, for the fiscal year of the Company during which the Qualifying Termination occurs, calculated from the commencement of such fiscal year through the Termination Date (the "Stub Bonus Period"); or (y) the amount calculated by multiplying the Executive's Bonus by a quotient, the numerator of which is the number of days contained in the Stub Bonus Period, and the denominator of which is 365.

              (b) Notwithstanding anything herein to the contrary, it is understood and agreed that there shall not be deemed to be a Qualifying Termination for purposes of this Agreement, nor shall the Executive be entitled to any Severance or other benefits provided for herein, in the event:

                  (i)  the  Company  shall  have   terminated  the   Executive's
employment For Cause, or if the Executive's employment with the Company shall terminate by reason of the Executive's death or Permanent Disability; or


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                  (ii) the Executive shall terminate the Executive's  employment and, at the time of such termination, the Company shall be entitled to terminate such employment For Cause (subject to any applicable cure period and the delivery of the resolution and notice with opportunity to be heard described in
Section 8 below), and further the Company shall have sent, or shall send, the Executive, within 10 days of the Company's receipt of the Executive's notice of termination, a notice of termination by the Company specifying the "For Cause" termination.

         3.  Severance.   Upon  a  Qualifying  Termination  of  the  Executive's
employment, the Executive shall be entitled to the following Severance:

              (a) An amount, to be paid in one-lump sum within thirty (30) days of the Termination Date, equal to the sum of:

                  (i) an amount equal to the Executive's Base Salary; and

                  (ii) an amount equal to the Executive's Bonus.

              (b)  Until  the  earlier  to  occur  of (i)  one  year  after  the
Termination Date, or (ii) the date on which the Executive becomes eligible to be covered by or otherwise receives, substantially comparable benefits from a subsequent employer, the Company shall maintain in full force and effect for the continued benefit of the Executive all medical insurance, dental insurance, life insurance and long-term disability insurance policies in which the Executive was entitled to participate immediately prior to the Termination Date (or substantially similar policies), provided that the Executive's continued participation is permitted under the general terms and conditions of such policies. In the event that the Executive is ineligible to participate in such policies, the Company reasonably shall arrange, upon comparable terms, to provide the Executive with benefits substantially similar to those which the Executive is entitled to receive under such policies, or if not reasonably available, the Company shall pay to the Executive (in equal monthly in arrears installments) an amount equal to the most recent direct monthly cost to the Company of providing such former benefits to the Executive. In furtherance of the foregoing, the Executive hereby agrees to notify the Company promptly if and when the Executive commences employment with another employer and if and when the Executive becomes eligible to participate in any insurance or other benefit plans, programs, policies or arrangements of another employer.

              (c) The Company agrees to pay or reimburse the Executive following a Qualifying Termination for outplacement services in an aggregate amount up to, but not to exceed, Three Thousand Dollars ($3,000.00), such payment or reimbursement to be made promptly following the submission by the Executive to the Company of appropriate receipts therefor, it being understood, however, that the Company shall have no obligation to procure or arrange for such outplacement services.


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         4. Acceleration of Certain Stock Options.

              (a) In addition to the provisions of Section 3 above, upon a Qualifying Termination of the Executive's employment, any and all ISOs theretofore granted to the Executive, but not yet exercisable, under and pursuant to the Stock Option Agreement, shall accelerate and become exercisable as of the date of such Qualifying Termination; provided, however, that in no event shall the exercise date of ISOs be accelerated to a date prior to one year from the date of grant; and, provided further, that in no event shall ISOs to purchase more than the number of shares of the Company's Common Stock derived by dividing $100,000 by the exercise price per share become exercisable in any one calendar year. In the event the number of ISOs which would otherwise become accelerated shall be limited by the foregoing, the exercise date of the ISO's affected by such limitation shall be accelerated to the earliest date on which such ISO's may be exercised under the Plan and so as to continue to qualify as "incentive stock options" in conformity with Section 422 of the Tax Code and the rules and regulations thereunder.

              (b) The provision of this Section 4 shall be deemed an amendment to the Stock Option Agreement, and in the event of any inconsistency between the Stock Option Agreement and the provisions of this Section 4, the provisions of this Section 4 shall be determinative and control.

         5. Good Reason. Termination by the Executive for "Good Reason" shall mean the voluntary termination by the Executive of the Executive's employment with the Company in accordance with the notice requirements of Section 9(b) hereof which occurs both: (a) during a Standstill Period; and (b) within sixty
(60) days after the occurrence of any one or more of the following events (any of which events itself must occur during the Standstill Period) without the Executive's prior written consent:

                  (i) a material reduction in the Executive's duties, title(s) or offices (including, without limitation, a reduction in the Executive's management reporting responsibilities to a lower reporting level), or a material interference with the exercise of the Executive's authority or status by the Company's Board of Directors (not arising from any disabling physical or mental disability which the Executive may sustain) which would be inconsistent with the Executive's position as an executive officer of the Company and the same shall not have been alleviated by the Company's Board of Directors within ten (10) days after its receipt of prior written notice thereof from the Executive;

                  (ii) a relocation of the Company's principal executive offices to a location whose distance is at least fifty (50) miles from the Company's current offices in Purchase, New York, provided that the Executive shall not have approved the decision to effect such relocation;

                  (iii) in the event the employment of Gerardo Canet as President and Chief Executive Officer of the Company is terminated (other than due to the death or Permanent Disability of Mr. Canet) during a Standstill Period by either the Company (other than For Cause) or Mr. Canet (for Good Reason);

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                  (iv)  if  the   Executive's   total   salary  and  cash  bonus
opportunities for a fiscal year of the Company which includes any portion of a Standstill Period are less than ninety percent (90%) of the total salary and cash bonus compensation opportunities made available to the Executive in the then most recently completed fiscal year of the Company;

                  (v) the failure of the Company to continue in effect any material benefits or perquisites, or any pension, life insurance, medical insurance, dental insurance or long-term disability insurance plan in which the Executive was participating immediately prior to a Change in Control unless the Company provides the Executive with a plan or plans that provide(s) substantially similar benefits, or the taking of any action by the Company that would adversely affect the Executive's participation in, or materially reduce the Executive's benefits under, any of such plans, or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately prior to a Change in Control;

                  (vi) the Company sells or otherwise disposes of, not in the ordinary course of business, in one transaction or a series of related transactions, assets or earning power aggregating more than 30% of the assets (taken at asset value as stated on the books of the Company determined in accordance with generally accepted accounting principles consistently applied) or earning power of the Company (on an individual basis) or the Company and its subsidiaries (on a consolidated basis) to any one or more persons or entities, unless the Executive shall be or have been a member of the Company's Board of Directors and shall have approved any of the foregoing either in writing or by vote at a meeting of the Board;

                  (vii) any material breach of or default by the Company under this Agreement which is not cured by the Company within thirty (30) days after its receipt of prior written notice thereof from the Executive; or

                  (viii) any purported termination by the Company of the Executive's employment For Cause during a Standstill Period which is not effected in compliance with Section 8 hereof.

         6. Excise Tax Reimbursement and Gross-Up. The Company shall promptly reimburse the Executive for any federal excise tax (if any) imposed on and paid by (and not refunded to) the Executive under Section 4999 of the Tax Code as a direct result of the payments or benefits actually paid by the Company to the Executive for a Qualifying Termination pursuant to the provisions of this Agreement, together with an amount equal to the gross-up (as may be reasonably calculated by the Company) with respect thereto.

         7. Expense Reimbursement. Nothing herein contained shall limit the Company's obligations, if any, to reimburse the Executive for any outstanding ordinary, reasonable and documented business expenses incurred by the Executive on behalf of the Company during the period of the Executive's employment with the Company consistent with the Company's expense reporting policy (as such policy may be modified from time to time).


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         8.  Certain  Requirements  Regarding  Termination  For  Cause  During a
Standstill Period. Notwithstanding the definition of termination "For Cause" set forth in Section 1 of this Agreement, the Executive shall not be deemed to have been terminated by the Company For Cause during a Standstill Period unless and until the Company shall have provided notice to the Executive of a resolution (including a copy of such resolution) duly adopted by the affirmative vote of not less than a majority of the Company's entire Board of Directors at a meeting called and held for such purpose (after written notice to the Executive given at least ten (10) days prior to such meeting and specifying the facts or particulars underlying the proposed For Cause termination and offering an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board at such meeting), finding that, in the good faith opinion of the Board, the Executive engaged in or was guilty of the alleged For Cause conduct; provided, however, that the Company may suspend the Executive and withhold payment of the Executive's salary and any bonuses (if applicable) for the period commencing on the date that the Company's Termination Notice is given, and ending on the earliest to occur of: (i) the termination of the Executive For Cause pursuant to this Section 8 (in which case the Executive shall not be entitled to the Executive's salary (and, if applicable, bonus) for such period); or (ii) a determination by a majority of the Company's directors that the Executive was not guilty of or would not be terminated For Cause by virtue of the alleged For Cause conduct (in which case the Executive shall be reinstated and paid any of the Executive's previously unpaid salary (and, if applicable, bonus) for such period).

         9.  Notice  of  Termination  During  a  Standstill  Period.   During  a
Standstill Period:

         (a) any termination by the Company of the Executive's employment (other than by reason of the Executive's Permanent Disability or death):

                  (i) if "For Cause", shall be made only upon prior written notice to the Executive, and subject to the further requirements set forth in
Section 8 hereof; or

                  (ii) if "Without Cause", shall be made only upon 30 days' prior written notice to the Executive;

any such notice from the Company to the Executive as described in clauses (i) or
(ii) immediately above, a "Company's Termination Notice".

              (b) any permitted termination of the Executive's employment by the Executive for Good Reason shall be made only upon ten (10) business days' prior written notice to the Company.

         10. Withholding. Anything herein to the contrary notwithstanding, any and all payments required to be made hereunder by the Company to the Executive shall be subject to deductions and/or withholding for all FICA, federal, state, local or other taxes which the Company determines are required or appropriate to be deducted or withheld in accordance with applicable laws, statutes or regulations from time to time in effect.


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         11.  Mitigation;   Setoff.   Notwithstanding  anything  herein  to  the
contrary, and because the Executive's Severance provided for hereunder shall be considered severance pay in consideration of the Executive's continued service from the date of this Agreement:

              (a) The Executive shall not have any obligation to the Company to mitigate any Qualifying Termination of the Executive's employment under such provisions hereunder whereby the Executive would be required by the Company promptly to seek, procure or commence substitute employment; and

              (b) In the event the Executive does seek, procure or commence such substitute employment, none of the income derived or to be derived by the Executive therefrom shall be setoff by the Company against the balance of any Severance, if any, owing to the Executive by the Company under this Agreement;

provided, however, that the foregoing shall not be construed to limit the Executive's obligations to the Company, or any of the Company's rights, under
Section 3(b) above (relating to medical insurance, dental insurance, life insurance and long-term disability insurance policies).

         12. Certain Legal Fees and Disbursements. The Company shall pay or reimburse the Executive for all reasonable legal fees and disbursements of counsel incurred by the Executive, if any, solely to the extent in successfully contesting (a) that the termination of the Executive's employment during a Standstill Period is for the reasons provided in Section 2(a) of this Agreement, or (b) the Executive's right or entitlement to be paid or receive any material payment or benefit under this Agreement. In furtherance of the foregoing, in event of any such contest, the Company shall, in good faith, make such advances to the Executive with respect to the foregoing fees and disbursements as the Executive may reasonably request; provided, however, that the Executive shall immediately reimburse the Company in full for (i) any and all of such advances with respect to any such contest in the event the Company prevails in such contest, or (ii) any and all of such advances with respect to any such contest in excess of the amount to which the Executive is entitled pursuant to the foregoing in the event the Executive prevails in such contest.

         13. This Agreement Not an Employment Agreement. The parties understand and agree that this Agreement does not constitute, and shall not be deemed to imply, create or constitute, an employment agreement between the parties, but rather is intended to set forth certain circumstances under which the Executive may be entitled to receive certain compensation and benefits in the event of a Change in Control of the Company and a related termination of the Executive's employment.

         14. Ratification by Executive of Certain Obligations and Covenants. The Executive hereby reconfirms and ratifies any and all non-disclosure, confidentiality, non-competition, non- enticement of employees (including any non-solicitation, non-employment, non-retention or non- engagement of employees) and similar agreements, obligations and covenants heretofore or hereafter entered into with or for the benefit of the Company, any and all of which shall remain in full force and effect and not be deemed amended, modified, terminated or expired by virtue of or in connection with the execution, delivery or performance of this Agreement.

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

         15. Miscellaneous.

              (a) Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when delivered, and shall be delivered in person, or sent by prepaid receipted overnight courier service (such as Federal Express) or by registered or certified mail, return receipt requested, postage prepaid, addressed to the party to whom or to which notice is given, at the address of such party set forth at the beginning of this Agreement or to such changed address as such party may have fixed by notice in accordance herewith.

              (b) Entireties. This Agreement contains the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements and representations, written or oral, expressed or implied, with respect thereto. Notwithstanding any other agreement or understanding between the parties, if any, whether written or oral, in the event that there is a Change in Control and a Qualifying Termination of or by the Executive occurs pursuant to this Agreement, the only severance, compensation, payments or other benefits to be paid or provided by the Company to the Executive shall be as provided in this Agreement (i.e., to the exclusion, if otherwise applicable, of any amounts or benefits which otherwise would or might have been payable to or for the benefit of the Executive under any one or more of any such other agreements or understandings).

              (c) Amendment. This Agreement may not be amended, modified, altered or terminated except by an instrument in writing signed by both of the parties hereto.

              (d) Waiver. Any and all waivers of any one or more of a party's rights hereunder shall be in a writing signed by such party. If either party should waive any breach of any provision of this Agreement, such party shall not thereby be deemed to have waived any prior or subsequent breach of the same or any other provision of this Agreement.

              (e) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, executors, administrators, legal representatives, heirs, distributees and permitted assigns.

              (f) Assignment. Neither this Agreement nor any of the rights or obligations of the parties hereunder may be assigned or delegated by either party hereto without the prior written consent of the other party hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void and without effect.

              (g) No Third Party Beneficiaries of Agreement. Except as otherwise expressly provided in Section 15(e) hereof, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

              (h) Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not limit, define or affect in any way the meaning or interpretation of this Agreement or any portion or portions hereof.
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


              (i) Severability. In case any one or more of the provisions of this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

              (j) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely therein (without giving effect to the conflict of law rules thereof).

              (k) Effectiveness. Notwithstanding anything herein to the contrary, the effectiveness of this Agreement is contingent upon the mutual execution and delivery of this Agreement by each of the Company and the Executive.

              (l) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Executive Retention Agreement as of the date first above written.




EXECUTIVE:                             THE COMPANY:

                                       IVF AMERICA, INC.
/s/Glenn G. Watkins
   ---------------------
   GLENN G. WATKINS                    By:/s/ Gerardo Canet
                                          ------------------------------
                                       Name:  GERARDO CANET
                                       Title: Chairman of the Board,
                                              President and Chief
                                              Executive Officer


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